CUSIP No.	500648100	Page	30	of	31
EXHIBIT D
Shareholders Agreement

SHAREHOLDERS AGREEMENT
     SHAREHOLDERS AGREEMENT, dated as of November 5, 2006 (this “Agreement”), by and between ABBOTT LABORATORIES, an Illinois corporation (“Parent”), on the one hand, and Michael Jaharis, Mary Jaharis, Kathryn Jaharis, Steven Jaharis, Wilson Point Holdings, LP, Kos Investments, Inc., Cubs Management, LLC, Kos Holdings, Inc., Jaharis Holdings, LLC, Steven Jaharis Generational Trust, 2002 Mary Jaharis Grantor Retained Annuity Trust 2, Michael and Mary Jaharis Alaska Community Property Trust, Kathryn Jaharis and Richard Ledes Joint Account, the Jaharis Family Foundation, Inc. and Michael Steven Jaharis Trust 1 (collectively, the “Shareholders”), on the other hand. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement.
W I T N E S S E T H:
     WHEREAS, Parent, S&G Nutritionals, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub”), and Kos Pharmaceuticals, Inc., a Florida corporation (the “Company”), are, concurrently with the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger, dated the date hereof (the “Merger Agreement”); and
     WHEREAS, as of the date hereof, the Shareholders are the beneficial owners (as defined under Rule 13d-3 of the Exchange Act) of 16,842,555 Shares, as more specifically set forth on the signature page to this Agreement (the “Existing Shares” and, together with any Shares, options to purchase Shares or other voting capital stock of the Company acquired by the Shareholders after the date hereof, the “Shares”); and
     WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that the Shareholders enter into this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
AGREEMENTS
     1.1 Agreement to Tender. The Shareholders agree to accept the Offer with respect to all the Shares and to tender all the Shares pursuant to the Offer. Such tender shall be made within ten Business Days of commencement of the Offer. The Shareholders shall not withdraw any Shares tendered pursuant to the Offer unless this Agreement terminates pursuant to Section 4.1. Parent or Merger Sub shall pay Shareholders for any Shares tendered in accordance with this Section 1.1 and not withdrawn on the date of acceptance of shares for payment pursuant to the Offer. The Shareholders agree to permit Parent and Merger Sub to publish and disclose in the Offer Documents and, if approval of the Company’s shareholders is required under the FBCA, any Proxy Statement (including all related documents and schedules filed with the SEC)

his, her or its identity and ownership of Shares, the nature of his, her or its commitments, arrangements and understandings under this Agreement and any other information required by applicable Law.
     1.2 Agreement to Vote. The Shareholders agree that, from and after the date hereof and until this Agreement terminates pursuant to Section 4.1, at the Shareholders Meeting or any other meeting of the shareholders of the Company, however called, and at every adjournment or postponement thereof, or in connection with any written consent of the shareholders of the Company, relating to any proposed action by the shareholders of the Company with respect to the matters set forth in Section 1.2(b) below, the Shareholders irrevocably agrees to:
     (a) appear at each such meeting or otherwise cause the Shares owned beneficially or of record by the Shareholders to be counted as present thereat for purposes of calculating a quorum; and
     (b) vote (or cause to be voted), in person or by proxy, all the Shares owned by the Shareholders, and any other voting securities of the Company (whenever acquired), that are owned beneficially or of record by the Shareholders or as to which they have, directly or indirectly, the right to vote or direct the voting, (i) in favor of approval of the Merger Agreement and any other action of the Company’s shareholders requested in furtherance thereof, (ii) against any action or agreement submitted for approval of the shareholders of the Company that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of the Shareholders contained in this Agreement or of Kos Investments, Inc. under the Stock Purchase Agreement; (iii) against any action, agreement or transaction submitted for approval to the shareholders of the Company that would reasonably be expected to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the timely consummation of the Offer or the Merger; and (iv) against any other action, agreement or transaction submitted for approval to the shareholders of the Company that would constitute an Acquisition Proposal.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
     2.1 Representations and Warranties of the Shareholders. The Shareholders jointly and severally hereby represent and warrant to Parent as follows:
     (a) Authorization; Validity of Agreement; Necessary Action. Each Shareholder has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Each of the persons executing this Agreement on behalf of the Shareholder has full power and authority to execute and deliver this Agreement on behalf of such Shareholder and to thereby bind such Shareholder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action

(corporate or otherwise) on the part of each Shareholder. This Agreement has been duly executed and delivered by the Shareholders and constitutes a valid and binding obligation of the Shareholders, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general equity principles). If Shareholder is married and the Shares set forth on the signature page hereto constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, Shareholder’s spouse.
     (b) Ownership. As of the date hereof, the number of shares of the Company Common Stock beneficially owned (as defined under Rule 13d-3 of the Exchange Act) by each Shareholder is set forth opposite such Shareholder’s name on the signature page to this Agreement. The Existing Shares are, and (except as otherwise expressly permitted by this Agreement) any additional shares of Company Common Stock and any options to purchase shares of Company Common Stock acquired by the Shareholders after the date hereof and prior to the Effective Time will be, owned beneficially by the Shareholders. As of the date hereof, the Existing Shares constitute all of the shares of Company Common Stock held of record, beneficially owned by or for which voting power or disposition power is held or shared by the Shareholders. The Shareholders have and (except as otherwise expressly permitted by this Agreement) will have at all times through the Effective Time sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I or Section 3.1 hereof, and sole right, power and authority to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares and with respect to all of the Shares at the Effective Time, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement and subject to the agreement among the Shareholders with respect to the voting of certain of the Shares, which agreement shall not prevent or impede the performance by any Shareholder or any of its obligations hereunder. The Shareholders have good and valid title to the Existing Shares, free and clear of any Liens (other than Liens permitted by Section 3.2 of this Agreement (the “MJ Liens”)) and the Shareholders will have good and valid title to such Existing Shares and any additional shares of Company Common Stock and options to purchase shares of Company Common Stock acquired by the Shareholders after the date hereof and prior to the Effective Time, free and clear of any Liens (other than the MJ Liens). Each Shareholder further represents that any proxies heretofore given in respect of the Shares owned beneficially and of record by such Shareholder, if any, are revocable, and hereby revokes such proxies.
     (c) No Violation. The execution and delivery of this Agreement by the Shareholders does not, and the performance by the Shareholders of their obligations under this Agreement will not, (i) conflict with or violate any Law applicable to the Shareholders or by which any of their assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on the properties or assets of the Shareholders pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any of the Shareholders is a party or by which the Shareholders or any of their assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Shareholders to perform their obligations hereunder or to consummate the transactions contemplated hereby on a timely basis. The execution and delivery of this Agreement by the Shareholders do not, and the performance of this Agreement by the Shareholders will not, require any consent, approval, authorization or permit of, or filing with or notification to any (i) Governmental Entity, except for filings that may be required under the Exchange Act and the HSR Act or (ii) third party (including with respect to individuals, any spouse, and with respect to trusts, any co-trustee or beneficiary).
     (d) Information. None of the information relating to the Shareholders provided by or on behalf of the Shareholders for inclusion in the Offer Documents, the Schedule 14D-9 or any Proxy Statement will, at the respective times such documents are filed with the SEC or are first published, sent or given to shareholders of the Company, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     (e) Reliance. The Shareholders understand and acknowledge that Parent is entering into the Merger Agreement and the Stock Purchase Agreement in reliance upon the Shareholders’ execution and delivery of this Agreement.
ARTICLE III
OTHER COVENANTS
     3.1 Further Agreements of Shareholders. (a) The Shareholders hereby agree, while this Agreement is in effect, and except as expressly contemplated hereby, not to, directly or indirectly (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (including by operation of law, other than by death of any person) (collectively, a “Transfer”) or enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Existing Shares, any additional shares of Company Common Stock and options to purchase shares of Company Common Stock acquired beneficially or of record by the Shareholders after the date hereof, or any interest therein. The Shareholders shall not seek or solicit any such Transfer or any such contract, option or other arrangement or understanding with respect to any Transfer, and shall promptly notify (and provide information reasonably requested by) Parent, if any Shareholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing. Notwithstanding the foregoing, nothing contained in this Section 3.1(a) shall restrict the Shareholders from making Transfers to effect estate planning and gifts so long as the transferee in such Transfer shall execute an agreement to be bound by the terms of this Agreement and such Transfer shall not result in the incurrence of any Lien upon any Shares.
     (b) In case of a stock dividend or distribution, or any change in Company Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.
     (c) The Shareholders agree, while this Agreement is in effect, to notify Parent promptly in writing of the number of any additional shares of Company Common Stock, any options to purchase shares of Company Common Stock or other securities of the Company acquired by the Shareholders, if any, after the date hereof.
     (d) The Shareholders agree, while this Agreement is in effect, (i) not to take, agree or commit to take any action that would reasonably be expected to make any representation and warranty of the Shareholders, as applicable, contained in this Agreement inaccurate in any respect as of any time during the term of this Agreement or (ii) to take all reasonable action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time. The Shareholders further agree that they shall fully cooperate with Parent, as and to the extent reasonably requested by Parent, to effect the transactions contemplated hereby including the Offer and the Merger.
     (e) The Shareholders agree that they shall not, and shall ensure that their agents and representatives shall not, (i) directly or indirectly, initiate, solicit, or knowingly, encourage or facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal, (ii) directly or indirectly, engage in any negotiations or discussions concerning, or provide access to its properties, or furnish or provide access to its books and records or any confidential information or data to, any Person relating to an Acquisition Proposal or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other Person to do or seek any of the foregoing; provided, however, that the Shareholders may (x) provide access or furnish information with respect to the Company and its Subsidiaries to any Person making an Acquisition Proposal (and its representatives) if at such time the Company is permitted to do so pursuant to a confidentiality agreement in accordance with Section 6.4 of the Merger Agreement and (y) engage in discussions or negotiations with the Person making an Acquisition Proposal (and its representatives) regarding such Acquisition Proposal if at such time the Company is permitted to engage in, and is actually engaged in, discussions or negotiations with such Person regarding such an Acquisition Proposal. The Shareholders will, and will cause their respective agents and representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. The Shareholders shall also promptly (within 24 hours) notify Parent of the receipt of any Acquisition Proposal or any inquiry, proposal or offer that is reasonably likely to lead to an Acquisition Proposal after the date hereof, which notice shall include the identity of the Person making such Acquisition Proposal or other inquiry, proposal or offer and the material terms and conditions thereof, and will keep Parent promptly and reasonably apprised of any related material developments, discussions and negotiations related thereto.
     (f) The Shareholders agree that, immediately following the consummation of the Offer, the agreements listed below shall terminate, the Shareholders shall be deemed to have exercised the Non-Detachable Common Stock Purchase Warrant (referenced in (iii) below) and the related exercise price shall be deemed to have been paid through the conversion of the amount of principal or interest outstanding under any Note issued under the Revolving Credit and Loan Agreement (referenced in (ii) below), as result of which such Non-Detachable Common Stock Purchase Warrant shall become entitled to receive the consideration then set forth in the Merger Agreement.
          (i) The Third Amended and Restated Registration Rights Agreement by and among Kos Pharmaceuticals, Inc., Kos Holdings, Inc., Kos Investments, Inc. and Michael Jaharis, dated as of December 19, 2002.
          (ii) The Revolving Credit and Loan Agreement by and between Kos Pharmaceuticals, Inc. and Michael Jaharis, dated as of December 19, 2002.
          (iii) The Non-Detachable Common Stock Purchase Warrant by and between Kos Pharmaceuticals, Inc. and Michael Jaharis, dated December 19, 2002.
          (iv) The Second Amended and Restated Security Agreement by and between Kos Pharmaceuticals, Inc. and Michael Jaharis, dated as of December 19, 2002.
          (v) The Second Amended and Restated Patent, Trademark and License Security Agreement by and between Kos Pharmaceuticals, Inc. and Michael Jaharis, dated as of December 19, 2002.
          (vi) Second Amended and Restated Subsidiary Guaranty by and between Aeropharm and Michael Jaharis, dated as of December 19, 2002.
          (vii) Second Amended and Restated Subsidiary Security Agreement by and between Aeropharm and Michael Jaharis, dated as of December 19, 2002.
          (viii) Second Amended and Restated Stock Pledge Agreement by and between Kos Pharmaceuticals, Inc. and Michael Jaharis, dated as of December 19, 2002.
          (ix) Amended and Restated Stock Pledge Agreement by and between Aeropharm and Michael Jaharis, dated as of December 19, 2002.

          (x) Amended and Restated Subsidiary Security Agreement by and between IEP Pharmaceutical Devices, Inc. and Michael Jaharis, dated as of December 19, 2002.
          (xi) Amended and Restated Subsidiary Guaranty by and between Aeropharm and Michael Jaharis, dated as of December 19, 2002.
     (g) Each Shareholder hereby consents to and approves the actions taken by the Board of Directors of the Company in approving the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement. Each Shareholder hereby waives, and agrees not to exercise or assert, if applicable, any appraisal rights under Section 607.1323 through 607.1331 of the FBCA in connection with the Merger.
     3.2 Permitted Transactions. The Shareholders may Transfer Shares to other Shareholders, to a legal entity controlled by a Shareholder or to a trust for the benefit of a Shareholder; provided that such legal entity or trust shall execute an agreement to be bound by the terms of this Agreement and such Transfer shall not result in the incurrence of any Lien upon any Shares. In addition, if Mary Jaharis and/or Michael Jaharis die prior to the termination of this Agreement, the Shareholders shall be entitled at any time thereafter to sell Shares and any other shares and options subject to this Agreement in such manner as may be necessary to fund all related estate and income taxes.
     3.3 Indemnity. Without limiting any additional rights that any Shareholder may have under any agreement, Parent shall indemnify and hold harmless each Shareholder (and each officer, director, member, trustee and agent of a Shareholder) (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to this Agreement and the transactions contemplated hereby, whether asserted or claimed prior to, at or after the termination of this Agreement, to the fullest extent permitted under applicable Law. In the event of any such proceeding, each Indemnified Party will be entitled to advancement from Parent of expenses incurred in the defense of any proceeding within ten business days of receipt by Parent from the Indemnified Party of a request therefore. Parent may, at its option, assume the defense of the Indemnified Party, with counsel reasonably satisfactory to the Indemnified Party. After notice from Parent of its election to assume the defense of the Indemnified Party, Parent will not be liable to the Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by the Indemnified Party in connection with its defense. No Indemnified Party shall settle, compromise or consent to the entry of any judgment in any actual or threatened proceeding (and in which indemnification could be sought by such Indemnified Party hereunder) without the prior written consent of Parent.

     3.4 Alternative Transaction Payment.
     (a) If the Board of Directors of the Company has effected an Adverse Recommendation Change and the Merger Agreement is subsequently terminated pursuant to Section 8.1(h) thereof and, further, if within twelve months after the termination of the Merger Agreement, the Company, any Shareholder or any of their respective Affiliates enters into a definitive agreement for or consummates an Acquisition Proposal or Superior Proposal with a Person other than Parent or any of Parent’s Affiliates (an “Alternative Disposition”), then, upon the closing of such Alternative Disposition, each Shareholder shall tender and pay to, or shall cause to be tendered and paid to, Parent, or its designee, in immediately available funds, 50% of the Excess Profit realized by such Shareholder from such Alternative Disposition.
     (b) If the Merger Agreement is terminated pursuant to Section 8.1(e) as a result of a breach following an Adverse Recommendation Change or receipt or public disclosure of a bona fide Acquisition Proposal after the date of the Merger Agreement and, further, if within twelve months after the termination of the Merger Agreement, the Company or any of its Affiliates enters into a definitive agreement for or consummates an Acquisition Proposal or Superior Proposal, then, upon the closing of such Acquisition Proposal or Superior Proposal, each Shareholder shall tender and pay to, or shall cause to be tendered and paid to, Parent, or its designee, in immediately available funds, 50% of the Excess Profit realized by such Shareholder from such Alternative Disposition
     (c) If the Merger Agreement is terminated pursuant to Section 8.1(g) thereof and, further, if within twelve months after the termination date, the Company, any Shareholder or any of their respective Affiliates effects an Alternative Disposition, then, upon the closing of such Alternative Disposition, each Shareholder shall tender and pay to, or shall cause to be tendered and paid to, Parent, or its designee, in immediately available funds, 50% of the Excess Profit realized by such Shareholder from such Alternative Disposition.
     (d) If, after the date of this Agreement, Parent agrees with the Company to increase the amount of the Merger Consideration to be paid by Parent and the Shares are Transferred to Parent pursuant to the Offer (an “Increased Offer”), upon the closing of the Increased Offer each Shareholder shall tender and pay to, or shall cause to be tendered and paid to, Parent or its designee, in immediately available funds, 50% of the Excess Profit realized by such Shareholder, if any.
     (e) For purposes of this Section 3.4, “Acquisition Proposal” shall having the meaning set forth in the Merger Agreement, except that in each instance where 15% occurs, 50% shall be substituted therefor.
     (f) For purposes of this Section 3.4, “Excess Profit” of a Shareholder shall equal, if positive, (i) the aggregate consideration received by the Shareholder,

directly or indirectly, in respect of the Transfer of such Shareholder’s Shares pursuant to an Alternative Disposition or Increased Offer, valuing any non-cash consideration (including any residual interest in the Company retained immediately following such transaction whether represented by Company Common Stock or other securities of the Company to the extent that the Company has engaged in a spin-off, recapitalization or similar transaction) at its fair market value as of the date of consummation, less (ii) the product obtained by multiplying $78.00 by the number of Shares Transferred by the Shareholder in that Transfer pursuant to such Alternative Disposition or Increased Offer. For purposes of calculating “Profit”, all deferred payments or consideration, which shall be discounted at a market rate to reflect net present value, and all contingent payments will be assumed to have been paid, in each case, as of the date of consummation.
          (i) The fair market value of any non-cash consideration consisting of (A) securities listed on a national securities exchange or traded on the Nasdaq shall be equal to the average of the closing prices per share of such security as reported on such exchange or Nasdaq for each of the five trading days prior to the date of determination; and (B) property other than cash or securities of the type described in subclause (A) shall be the amount that a reasonable, willing buyer would pay to a reasonable, willing seller, taking into account the nature and terms of such property. In the event of a dispute as to the fair market value of such property, such disputed amounts shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties within five Business Days of the event requiring such selection. The determination made by such investment banking firm shall be final and binding on the parties and Parent, on the one hand, and the Shareholders (on a pro rata basis), on the other hand, shall each pay one-half of the expenses in connection with such determinations.
          (ii) In the event that the Company shall declare and pay a stock or extraordinary dividend or other distribution, or effect a stock split, reverse stock split, reclassification, reorganization, recapitalization, combination or other like change with respect to shares of Company Common Stock, the calculation set forth in this Section 3.4 shall be adjusted to reflect fully such dividend, distribution, stock split, reverse stock split, reclassification, reorganization, recapitalization, combination or other like change and the value of any such dividend, distribution, stock split, reclassification, reorganization, recapitalization, combination (including any residual interest in the Company whether represented by Company Common Stock or other securities of the Company to the extent that the Company has engaged in a spin-off, recapitalization or similar transaction) shall be considered in determining the Excess Profit as provided in this Section 3.4, in each case, to the extent not previously adjusted pursuant to Section 3.1(b).
     (g) Any payment to be made under this Section 3.4 shall be paid in cash, by wire transfer of same day funds, to an account designated by Parent.
     (h) Solely for the avoidance of doubt, the defined term “Shares” as used in this Agreement, including for purposes of the calculation of any “Excess Profit”, shall not include any shares of capital stock of the Company that is not beneficially owned by a Shareholder, including the shares of capital stock of the Company held directly or indirectly by Kos Investments, Inc, and that are included within the definition of “Company Common Stock” for purposes of the Stock Purchase Agreement of even date herewith among Kos Investments Inc, Kos Holdings, Inc., Michael Jaharis, Steven Jaharis, Kathryn Jaharis, Daniel Bell, and Steven Aronoff.
ARTICLE IV
MISCELLANEOUS
     4.1 Termination. This Agreement shall terminate automatically, without any action on the part of any party hereto, upon the earlier to occur of (a) the Effective Time and (b) the termination of the Merger Agreement pursuant to its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder except that (i) the obligations of the Shareholders under Section 3.4 and this Article IV shall survive termination and (ii) such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.
     4.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholders, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Shareholders in the voting of any of the Shares, except as otherwise provided herein.
     4.3 Shareholder Capacity. No person executing this Agreement, or any officer, director, partner, employee, agent or representative of such Person, who is or becomes during the term of this Agreement a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer. Each Shareholder is entering into this Agreement solely in his capacity as the record holder or beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Shareholder’s Shares and nothing herein shall limit or affect any actions taken by a Shareholder in his capacity as a director or officer of the Company.
     4.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     if to Parent to:

Abbott Laboratories 200 Abbott Park Road Abbott Park, Illinois 60064 Attention: President, Pharmaceutical Products Division Facsimile: 847-937-6683
     with an additional copies (which shall not constitute notice) to:

Abbott Laboratories
100 Abbott Park Road
Abbott Park, Illinois 60064
Attention: Senior Vice President, General Counsel and Secretary
Facsimile: 847-938-6277

Covington & Burling LLP
1330 Avenue of the Americas
New York, NY 10019
Attention: Scott F. Smith
Facsimile: 646-441-9056
     if to the Company:

Kos Pharmaceuticals, Inc. 1 Cedar Brook Drive Cranbury, NJ 08512 Attention: Andrew I. Koven Executive Vice President, General Counsel and Corporate Secretary Facsimile: 609-495-0907
     with additional copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention: Sarkis Jebejian
Facsimile: 212-474-3700

Holland & Knight LLP
195 Broadway, 24th Floor
New York, NY 10007
Attention: Steven Sonberg
Facsimile: 212-385-9010

     if to the Shareholders:

c/o Steven K. Aronoff, P.C.
499 Park Avenue, 6th Floor
New York, NY 10022
Attention: Steven K. Aronoff, Esq.
                    Larry Copperman, Esq.
Facsimile: (212) 779-7605

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Attention: Thomas D. Balliett
Facsimile: 212-715-8000
     4.5 Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes”, “including” or “such as” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to November 5, 2006. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.
     4.6 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

     4.7 Entire Agreement. This Agreement (together with the Merger Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.
     4.8 Governing Law. Except to the extent that the FBCA is applicable, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof). Each of the parties hereto agrees that this Agreement (a) involves at least $100,000.00 and (b) has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708.
     4.9 Specific Performance; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that in the event of a breach or threatened breach of this Agreement, the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each party hereto irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by any other party hereto. In addition, each of the parties hereto (i) irrevocably submits itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 4.4. Each of the parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 4.4 shall be effective service of process for any Proceeding in connection with this Agreement or the transactions contemplated hereby.
     4.10 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     4.11 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to injunctive relief and any other remedy to which they are entitled at law or in equity. Each of the parties further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.
     4.12 Severability. Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its shareholders or limited partners.
     4.13 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment without such consent shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to such Shareholder’s Shares and shall be binding upon any Person to whom legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including such Shareholder’s heirs, guardians, administrators or successors. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
     4.14 No Waiver. The terms and provisions hereof may not be waived except by an instrument signed on behalf of the party waiving compliance. The failure of any party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligations under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or demand such compliance.
     4.15 Consents and Waivers. The Shareholders hereby give any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which any Shareholder is a party or pursuant to any rights the Shareholders may have.
     4.16 Further Assurances. Subject to the terms and conditions of this Agreement, the Shareholders shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Shareholder’s obligations under this Agreement.

     4.17 Legends. Each Shareholder shall cause the Shares to bear a legend, stating that they are subject to the terms of this Agreement.
[Remainder of Page Left Blank Intentionally]

     IN WITNESS WHEREOF, Parent and Shareholders have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ABBOTT LABORATORIES,
By:	/s/ William Dempsey
	Name:	William Dempsey
	Title:	Senior Vice President, Pharmaceutical Operations

/s/ Michael Jaharis
Michael Jaharis
Shares: 5,316,650

MICHAEL AND MARY JAHARIS ALASKA COMMUNITY PROPERTY TRUST,
By:	/s/ Michael Jaharis
	Name:	Michael Jaharis
	Title:	Trustee
	Shares:	1

/s/ Mary Jaharis
Mary Jaharis
Shares: 1,400,000

JAHARIS HOLDINGS, LLC,
By:	/s/ Mary Jaharis
	Name:	Mary Jaharis
	Title:	Manager
	Shares:	2,000,000

/s/ Kathryn Jaharis
Kathryn Jaharis
Shares: 165,875

THE JAHARIS FAMILY FOUNDATION, INC.,
By:	/s/ Kathryn Jaharis
	Name:	Kathryn Jaharis
	Title:	President
	Shares:	2,844,410

KATHRYN JAHARIS AND RICHARD LEDES JOINT ACCOUNT,
By:	/s/ Kathryn Jaharis
	Name:	Kathryn Jaharis
	Title:	Owner
	Shares:	350

By:	/s/ Richard Ledes
	Name:	Richard Ledes
	Title:	Owner
	Shares:	350

/s/ Steven Jaharis
Steven Jaharis
Shares: 127,423

WILSON POINT HOLDINGS, LP,
By:	/s/ Steven Jaharis
	Name:	Steven Jaharis
	Title:	Manager of the General Partner
	Shares:	3,841,649

CUBS MANAGEMENT, LLC,
By:	/s/ Steven Jaharis
	Name:	Steven Jaharis
	Title:	Manager
	Shares:	Not applicable

STEVEN JAHARIS GENERATIONAL TRUST,
By:	/s/ Steven Jaharis
	Name:	Steven Jaharis
	Title:	Trustee
	Shares:	68,453

2002 MARY JAHARIS GRANTOR RETAINED ANNUITY TRUST 2,
By:	/s/ Steven K. Aronoff
	Name:	Steven K. Aronoff
	Title:	Trustee
	Shares:	156,183

MICHAEL STEVEN JAHARIS TRUST 1,
By:	/s/ Steven K. Aronoff
	Name:	Steven K. Aronoff
	Title:	Trustee
	Shares:	100

KOS INVESTMENTS, INC.,
By:	/s/ Kathryn Jaharis
	Name:	Kathryn Jaharis
	Title:	President
	Shares:	Not applicable

KOS HOLDINGS, INC.,
By:	/s/ Kathryn Jaharis
	Name:	Kathryn Jaharis
	Title:	President
	Shares:	Not applicable